As filed with the Securities and Exchange Commission on June 22, 1998.
                                                       Registration No. 333-____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                         HERITAGE FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                   WASHINGTON                                   91-1857900
 (State or other jurisdiction of incorporation               (I.R.S. Employer
                or organization)                          Identification Number)

                 201 5TH AVENUE S.W., OLYMPIA, WASHINGTON 98501
          (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                1997 STOCK OPTION AND RESTRICTED STOCK AWARD PLAN
                            (Full title of the plan)

                                DONALD V. RHODES
                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         HERITAGE FINANCIAL CORPORATION
                               201 5TH AVENUE S.W.
                            OLYMPIA, WASHINGTON 98501
                                 (360) 943-1500

                          Copies of communications to:

                            SANDRA L. GALLAGHER, ESQ.
         GORDON, THOMAS, HONEYWELL, MALANCA, PETERSON & DAHEIM, P.L.L.C.
                             2200 WELLS FARGO PLAZA
                            TACOMA, WASHINGTON 98402
                                 (206) 572-5050

  (Name, address, including zip code and telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                                     Proposed Maximum
Title of Securities to be         Amount to be         Maximum Offering Price       Aggregate Offering       Amount of Registration
        Registered               Registered (1)             Per Share(2)                 Price(2)                      Fee
------------------------------------------------------------------------------------------------------------------------------------
Common stock, no par value           257,460                   $13.69                 $3,524,627.40                $1,039.77
------------------------------------------------------------------------------------------------------------------------------------

(1) The registration statement also includes an indeterminable number of additional shares that may become issuable as a result of terminated, expired or surrendered options for Common Stock, or pursuant to the antidilution provisions of the plan. This Registration Statement covers, pursuant to Rule 416(a), any increases in the number of shares offered under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h), based upon the average of the high and low prices reported on June 22, 1998, as reported on the Nasdaq Stock Market.


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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

        The documents containing the information required by Part I of this registration statement on Form S-8 (the "Registration Statement") will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents have been filed with the Commission by Heritage Financial Corporation (the "Company") and are incorporated herein by reference and made a part hereof:

      1. The Company's Prospectus filed with the Commission on November 12, 1997 pursuant to Rule 424(b) under the Act containing audited financial statements for the years ending June 30, 1997, 1996 and 1995 of Heritage Savings Bank and Subsidiaries.

      2. The description of the Common Stock of the Company contained in the Company's Registration Statement on Form 8-A filed with the Commission.

      3. All reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the financial statements in the Prospectus referred to in paragraph 1 above.

      4. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

ITEM 4.     DESCRIPTION OF SECURITIES

      Not applicable.


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ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

      The validity of the Common stock to be offered hereby will be passed upon for the Company by Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C. attorneys who are members or who are employed by Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim who have provided advice with respect to this matter in the aggregate own, directly and indirectly 64,141 shares of the common stock of the Company.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Washington Business Corporation Act, RCW Chapter 23B.08, authorizes indemnification of directors, officers and employees under certain circumstances. The Company's Articles of Incorporation provide, among other things, for the indemnification of directors, and authorize the Board to pay reasonable expenses incurred by, or to satisfy a judgment or fine against, a current or former director in connection with any personal legal liability incurred by the individual while acting for the Company within the scope of his or her employment, and which was not the result of conduct finally adjudged to be "egregious" conduct. "Egregious" conduct is defined as intentional misconduct, a knowing violation of law, or participation in any transaction from which the person will personally receive a benefit in money, property or services to which that person is not legally entitled. The Articles of Incorporation also include a provision that limits the liability of directors of the Company from any personal liability to the Company or its shareholders for conduct not found to have been egregious. The Company has purchased an officers and directors liability insurance policy which provides for insurance of directors and officers of the Company against certain liabilities they may incur in their capacities as such.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED

      Not Applicable

ITEM 8.     EXHIBITS

Exhibit No.   Exhibits

      4.1 Articles of Incorporation filed as an exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-35573) and incorporated by this reference.

      5.1 Opinion of Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C. as to the legality of the securities being registered (including consent of counsel).*

      23.1  Consent of KPMG Peat Marwick LLP.*


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      23.2  Consent of Counsel (included in the opinion of Gordon, Thomas,
            Honeywell, Malanca, Peterson & Daheim, P.L.L.C. filed as Exhibit
            5.1)*

      24 Power of Attorney pursuant to which certain Directors have signed this Form S-8 Registration Statement*

      99.1  1997 Stock Option and Restricted Stock Award Plan*
------------
* Filed herewith


ITEM 9.     UNDERTAKINGS

(a)   The Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section


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      13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling persons of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling persons in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olympia, State of Washington, on June 23, 1998.

                              HERITAGE FINANCIAL CORPORATION
                              (Registrant)



                              By:/s/ Donald V. Rhodes
                                 --------------------------------------
                                 Donald V. Rhodes
                                 Chairman, President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on June 23, 1998.

      Signature                                                   Title


/s/  Donald V. Rhodes                    Chairman, President and Chief
-------------------------------------    Executive  Officer
Donald V. Rhodes


/s/  James Hastings                      Senior Vice President
-------------------------------------    Treasurer
James Hastings

Donald V. Rhodes                         Director
Lynn M. Brunton                          Director
John A. Clees                            Director
Daryl D. Jensen                          Director
H. Edward Odegard                        Director
James P. Senna                           Director
Philip S. Weigand                        Director

      Donald V. Rhodes, by signing his name hereto, does hereby sign this document in his capacity as a director and pursuant to powers of attorney duly executed by the persons named, filed with the Securities and Exchange Commission as an exhibit to this document, on behalf of such persons, all in the capacities and on the date stated, such persons including a majority of the directors of the registrant.

                                       /s/  Donald V. Rhodes
                                       -----------------------------------------
                                       Donald V. Rhodes
                                       Attorney-in-Fact